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                                                                     EXHIBIT 5.1

                              KING & SPALDING LLP

                                  July 9, 2003

Metal Management, Inc.
500 N. Dearborn Street, Suite 405
Chicago, IL  60610

    Re:   Metal Management, Inc. -- Form S-8 Registration Statement

         Ladies and Gentlemen:

         We have acted as counsel for Metal Management, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Post-Effective Amendment No. 1 to Form S-3/Registration Statement on Form S-8 (File No. 333-100725) (the "Registration Statement") filed with the Securities and Exchange Commission. The Registration Statement relates to the offer and sale of up to 1,583,900 shares (the "Shares") of common stock, par value $.01 per share, of the Company, that have been issued or are issuable upon the exercise of various warrants (all of which collectively are referred to as the "Warrants"). The Warrants were issued pursuant to the Company's Management Equity Incentive Plan, warrants issued to certain of the Company's directors and warrants issued to certain of its employees (collectively, the "Plans").

         As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all certified, conformed, or photographic copies submitted to us, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

         The Plans are not qualified retirement plans under section 401 of the Internal Revenue Code and are not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended.

         For purposes of this opinion, we have assumed that the Shares that may be issued upon the exercise of Warrants will continue to be duly authorized on the dates of such issuance.

         The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

         Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

         (a)      The Shares are duly authorized; and

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         (b) When the Shares are issued upon exercise of the Warrants, such
Shares will be validly issued, fully paid and nonassessable.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

                                                    Very truly yours,
                                                    /s/ King & Spalding LLP